Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SYNTROLEUM CORPORATION

Syntroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, at a meeting of the Board of Directors held on March 22, 2013, the Board of Directors of Syntroleum Corporation (the “Corporation”) duly and validly adopted the following resolution:

RESOLVED: That a proposed amendment to the Certificate of Incorporation of the Corporation (the “Amendment”), effecting a change in Article IV thereof so that said Article IV shall be amended as set forth in Exhibit 1 hereto, as recommended to the stockholders of the Corporation for their consideration and approval as being in the best interests of the Corporation.

SECOND: That the stockholders of the Corporation duly adopted such resolution at the Annual Meeting of Stockholders held on June 28, 2012, in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Syntroleum Corporation, has caused this certificate to be executed by its President and Chief Executive Officer, and attested to by its Vice President and Principal Financial Officer on this 11th day of April, 2013.

SYNTROLEUM CORPORATION

By:	/s/ Edward G. Roth
Edward G. Roth, Chief Executive Officer

Attest:

By:	/s/ Karen L. Power
Karen L. Power, Corporate Secretary

(CORPORATE SEAL)

EXHIBIT 1

The following new paragraph shall be added at the end of Article IV:

Effective upon the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”), each ten (10) shares of Common Stock, $.01 par value per share (the “Old Common Stock”), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be combined into one (1) share of Common Stock, $.01 par value per share (the “New Common Stock”), of the Corporation without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be paid out in cash equal to such fraction multiplied by the closing trading price of the Corporation’s Common Stock on the Nasdaq Capital Market, on the close of business on March 22, 2013). Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

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